FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

Young Innovations, Inc. Announces Results for the Quarter Ended March 31, 2007

St. Louis, MO., April 30, 2007 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter ended March 31, 2007.

Sales for the first quarter of 2007 were $22.9 million, an increase of $2.2 million or 10.6% from the $20.7 million reported in the first quarter of 2006. Income from operations declined 15.2% to $4.7 million in the first quarter of 2007 from $5.6 million in the first quarter of 2006. Net income decreased 21.3% to $2.8 million, compared with $3.6 million in the first quarter of 2006. Diluted earnings per share decreased 20.5% in the first quarter of 2007 to $0.31 from $0.39 in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.01 and $0.01 for the quarters ended March 31, 2007 and 2006, respectively.

The results for the quarter were affected by the acquisition of Microbrush, Inc. and Microbrush International, Ltd. (collectively Microbrush) on July 31, 2006 and August 18, 2006, respectively.

Microbrush contributed approximately $3.7 million in sales in the first quarter. The additional sales from Microbrush were partially offset by lower-than-expected sales from new product introductions, ongoing weakness in our panoramic X-ray product line, and a decline in sales to our distributors roughly consistent with our expectations. In addition, increased investments in new product development, personnel and facilities impacted our profitability for the quarter.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “We are disappointed that the results for our X-ray product line and our new product efforts fell below our expectations for the quarter. We remain committed to investing in personnel and infrastructure to support our long-term growth objectives. We expect significant volatility in our results as we respond to the weakness in our X-ray product line and continue to invest in the overall business.”

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures), liquid surface disinfectants, obturation units, and dental micro-applicators in the United States. The Company also believes it is a leading distributor of panoramic X-ray equipment in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.